AMENDMENT NO. 2 AND WAIVER TO CREDIT AGREEMENT
         ----------------------------------------------

  This Amendment No. 2 and Waiver is dated as of October
30, 1996 by and among John B. Sanfilippo & Son, Inc. (the
"Borrower"), the Lenders parties hereto and Bank of America
Illinois, as Agent for the Lenders (Amendment No. 2").

                 W I T N E S S E T H;

  WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Credit Agreement dated as of March 27, 1996, as amended by that certain Amendment No. 1 and Waiver to Credit Agreement dated as of August 1, 1996 (the
"Agreement"); and

  WHEREAS, the Borrower and the Lenders desire to amend the Agreement as set forth herein.

  NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

  1. Each capitalized term used herein but not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

  2. The Agent and the Lenders hereby waive compliance with Section 8.2.4(d) of the Agreement solely for the Fiscal
Quarter ending September 26, 1996.

  3. The following text shall be inserted as Section 9.1.10 of the Agreement:

            "9.1.10 Failure to Secure Obligations. Either the Borrower, Sunshine, the Trustee under that certain
Trust Agreement dated February 7, 1979 and known as Trust
No. 100628, or the Trustee under that certain Trust Agreement dated September 20, 1966 and known as Trust No. 34837, has failed to pledge, on or before November 27, 1996, substantially all its assets to Agent, Lenders, Prudential and Teachers Insurance and Annuity Association of America
(with respect solely to the Senior Notes under the Teachers Note Agreement) in accordance with all the terms and conditions of the Letter and Term Sheet attached to Amendment No. 2. and Waiver dated as of October 30,
1996"

  4. The Borrower represents and warrants that, after giving effect to this Amendment No. 2, no Default or Event of Default exists and is continuing under the Agreement and no default exists under the Teachers Note Agreement and the Prudential Note Agreement.

  5. This Amendment No. 2 shall become effective as of October 30,1996 upon satisfaction of the following conditions:

  (i) the Borrower, the Agent, Sunshine and each of the Lenders shall have executed and delivered a counterpart of this Amendment No. 2.

  (ii) the Borrower, the Agent, Sunshine and each of the Lenders shall have executed and delivered a counterpart of the Term Sheet attached hereto.

  (iii) The Agent shall have received, in sufficient copies for each Lender, the following in form and substance satisfactory to the Agent and its counsel:

       (A) a board of directors resolution authorizing the execution and delivery of this Amendment No. 2.

       (B)  a certificate from the Borrower's chief financial
Authorized Officer certifying that on the date hereof and after giving effect to this Amendment No. 2 no Default or Event of Default has occurred and is continuing.

       (C) a written consent hereto from each of the holders of promissory notes under the Prudential Note
Agreement and the Teachers Note Agreement.

       (D) a written waiver of the minimum fixed charge coverage ration requirements set forth in the Teachers Note Agreement, executed by Teachers Insurance and Annuity Association of America.

       (E) a written waiver of the minimum fixed charge coverage ratio requirements set forth in the Prudential Note Agreement, executed by Prudential.

  (iv) the Borrower shall have paid the outstanding fees and out-of-pocket costs and expenses of counsel for the Agent in the approximate amount of $4,300 and the additional fees and out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Amendment No. 2.

  6.   Except as specifically set forth in this Amendment
No. 2, the Agreement and the other Loan Documents shall remain unaltered and in full force and effect and the respective terms, conditions and covenants thereof are hereby ratified and confirmed in all respects.

  7. Upon the effectiveness of this Amendment No. 2, each reference in the Agreement to "this Agreement", "hereof", "herein" or "hereunder" or words of like import, and all references to the Agreement in any other Loan Documents shall mean and be a reference to the Agreement as amended hereby.

  8. This Amendment No. 2 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

  9.   THIS AMENDMENT NO. 2 SHALL BE DEEMED TO
BE A CONTRACT MADE UNDER AND GOVERNED BY THE
INTERNAL LAWS OF THE STATE OF ILLINOIS.


              (Signature pages follow)


IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 and Waiver to Credit Agreement as of the date first above written.


                                JOHN B. SANFILIPPO & SON, INC.

                                By   /s/  Gary P. Jensen
                                     ------------------------------------
                                     Title: Executive Vice President and
                                            Chief Financial Officer


                                BANK OF AMERICA ILLINOIS, in its Capacity as Agent

                                By   /s/  David L. Graham
                                     ------------------------------------
                                     Title: Agency Management Services
                                            Senior Agency Officer


                                BANK OF AMERICA ILLINOIS, in its Capacity as a Lender, Issuing Lender and Issuer

                                By   /s/  Peter T. Keseric
                                     ------------------------------------
                                     Title:  Senior Vice President


                                THE NORTHERN TRUST COMPANY, in its Capacity as a Lender

                                By   /s/  Arthur J. Fogel
                                     ------------------------------------
                                     Title:  Vice President



                                NATIONAL CITY BANK, in its Capacity
                                as a Lender

                                By   /s/  Diego Tobon
                                     ------------------------------------
                                     Title:  Vice President


          TERM SHEET FOR COLLATERALIZATION


1. Section 8.2.15 of the Agreement shall be amended to change the Maximum Permitted Amount of Credit Extensions for the period from August 1, 1997 through September 30, 1997 from $25,000,000 to
$40,000,000.

2. Section 8.2.7 of the Agreement shall be amended to limit Capital Expenditures made by Borrower or any of its Subsidiaries during the Fiscal Year ending on December 31, 1997 to $7,200,000.

3. Section 8.2.4(d) of the Agreement shall be amended to require the following minimum Fixed Charge
Coverage Ratios:

       Minimum Fixed Charge          For the
         Coverage Ratio            Quarter Ended
       --------------------        -----------------
            1.00                   December 31, 1996
            0.50                   March 31, 1997
            1.00                   June 30, 1997
            1.75                   September 30, 1997
            2.00                   December 31, 1997

4. As a condition to the amendments contemplated in this Term Sheet and consummation of the Collateralization, the Borrower shall reimburse the Agent for costs and expenses related to a field review audit performed earlier this year pursuant to Section 8.1.7 of the Agreement.

5. Section 8.1.7 of the Agreement shall be amended to require the Borrower to reimburse the Agent for costs and expenses up to an aggregate of $15,000 per Fiscal
Year related to two field review audits per Fiscal Year.

6.  The Prudential Note Agreement and Teachers Note
Agreement shall be amended to the extent necessary so that the financial covenants contained in the Prudential Note Agreement and Section 9.1 of the
Teachers Note Agreement (relating to the Senior
Notes) shall be no more restrictive than those contained in the Agreement. In addition, the Teachers Note Agreement shall be amended to the extent necessary so that the financial covenants applicable to the Senior
Subordinated Notes are no more restrictive as compared to the amended financial covenants for the Senior Notes thereunder as such covenants were prior to the amendments contemplated hereunder.

7. It is not contemplated that any fee or rate increase shall be paid or incurred by the Borrower as a result of the Collateralization. However, if a fee or rate increase shall be paid or incurred by the Borrower to Teachers or Prudential as a result of the Collateralization, then the Borrower shall pay or incur a commensurate fee or rate increase to the Lenders.

8. Borrower and Sunshine shall grant first priority perfected security interests and liens in substantially all of their assets, real, personal or mixed, including but not limited to owned and leased real estate, accounts, chattel paper, documents, equipment, fixtures, general intangibles, inventory, instruments, patents, trademarks, tradenames, and proceeds of the foregoing, to secure, on a pari passu basis, the obligations under that certain Credit Agreement dated as of March 27, 1996, as amended (the "Agreement"), the
Senior Notes issued pursuant to the Teachers Note
Agreement and the Senior Notes issued pursuant to the Prudential Note Agreement. Agent shall serve as Collateral Agent for Lenders, Teachers and Prudential. The security interests and liens shall also secure the Lenders' cash management services and any Letters of Credit issued pursuant to the Agreement, including but not limited to that certain $8.3 million standby Letter of Credit securing industrial revenue bonds in connection with the Borrower's Bainbridge, Georgia facility.

9. The Trustee under that certain Trust Agreement dated February 7, 1979 and known as Trust No.
100628 and the Trustee under that certain Trust Agreement dated September 20, 1966 and known as Trust No.
34837 shall grant first priority perfected security interests and liens in substantially all of the Trusts' assets, including but not limited to the real estate located in Elk Grove Village, Illinois and Des Plaines, Illinois, in the event that the Agent determines in its sole discretion that (i) the Trusts own significant unencumbered assets and (ii) that the granting of such security interests and liens is appropriate.

10. The Senior Subordinated Notes issued pursuant to the Teachers Note Agreement shall be secured by a completely subordinated silent junior security interest in the Borrower's assets, including but not limited to: the holders of the Senior Subordinated Notes shall have no right to contest (i) any cash collateral order, debtor-in - possession financing order or adequate protection rights that the Agent or Lenders may seek, (ii) the release of any liens, or (iii) the enforcement of any liens.

11. The Collateralization shall include the execution and delivery of definitive documentation implementing the Collateralization and deemed appropriate by the Agent, including but not limited to a third amendment to the Agreement, security agreements, mortgages, assignments of leases, trademark and patent security interests, bailee letters, landlord waivers, and an opinion of counsel to the Borrower in form and substance satisfactory in all respects to Agent.

12. The Collateralization shall include the filing of all UCC financing statements, mortgages and other public filings in such forms and at such locations as the Agent deems appropriate.

13.    The Agreement and Exhibit F (the Form of Borrowing
Base Certificate) shall be amended to clarify the calculation of the Borrowing Base.

14. Legal fees for the Collateralization shall not exceed the following amounts:

            Agent                $45,000
            Borrower             $__________
            Prudential           an amount satisfactory to Agent
            Teachers             an amount satisfactory to Agent



       The foregoing amounts are based upon the following assumptions. To the extent a party incurs fees in excess of the foregoing due to another party not adhering to the assumptions, the Borrower shall pay the additional fees associated therewith:

       a.   The Agent's counsel shall prepare the
amendment to the Agreement and all operative security agreements and mortgages for the Collateralization.
Prudential and Teachers' counsel shall each prepare its client's respective amendments and consents for its client's loan documentation.

       b.   The Agreement, Teachers Note Agreement
and Prudential Note Agreement will not be substantially amended.

       c. Negotiations will take place in Chicago and the transaction will close in Chicago. The transaction will close by November 27, 1996.

       d. No extensive environmental, tax, ERISA or labor due diligence will be required.

       e. All parties to the transaction will provide timely comments in writing, and the negotiating positions of such parties will be reasonable. Each party will exercise cost discipline by coordinating into one submission the comments of its various representatives.

       f. The negotiations will not require more than two turns of the documents. Borrower's counsel will prepare the documentation customarily prepared by Borrower's counsel.

       g. The cost of negotiating title insurance and landlord, mortgagee and bailee waivers will be additional charges.

       h. The intellectual property is owned by Borrower free of licensing restrictions.

       i. Out-of-pocket costs and expenses, including filing fees and cost of local real estate counsel, will be additional charges.

  15.  The definition of "Fixed Asset Advance" in Section
1.1 of the Agreement shall be amended to define
"Fixed Asset Advance" as either (a) the formulation reflected in the current Agreement and (b) the margined appraised value of certain equipment collateral and certain mortgaged real estate, whichever is greater for each calendar month. The appraisal must be reasonably acceptable to Agent. The advance rate shall be determined by the Agent in its sole discretion.